Exhibit 99.1

BRIDGEPOINT EDUCATION, INC.
Consolidated Statements of Income - Reclassified
(In thousands)
(Unaudited)

	Quarter Ended
	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Revenue	$221,266	$250,437	$256,302	$252,076	$209,356
Costs and expenses:
Instructional costs and services (1)	83,494	82,500	78,525	88,373	105,875
Admissions advisory and marketing (1)	86,593	90,042	87,194	96,734	65,239
General and administrative (1)	15,866	25,542	15,047	17,247	13,139
Total costs and expenses	185,953	198,084	180,766	202,354	184,253
Operating income	35,313	52,353	75,536	49,722	25,103
Other income, net	830	683	854	955	878
Income before income taxes	36,143	53,036	76,390	50,677	25,981
Income tax expense	13,258	19,995	28,932	19,232	9,962
Net income	$22,885	$33,041	$47,458	$31,445	$16,019

(1) Effective in the fourth quarter of 2012, the Company made changes in the presentation of its operating expenses. The Company determined that these changes would better reflect industry practice and would provide more meaningful information as well as increased transparency to its operations. The Company also believes that the reclassification better represents the operational changes and the business initiatives that have been implemented. The Company has reclassified prior periods to conform to the new presentation. These reclassifications had no effect on previously reported total operating expenses or retained earnings.